Exhibit 5.1

MORRIS, NICHOLS, ARSHT & TUNNELL LLP

1201 NORTH MARKET STREET

P.O. BOX 1347

WILMINGTON, DELAWARE 19899-1347

302 658 9200

302 658 3989 FAX

July 10, 2007

Smart Balance, Inc.

6106 Sunrise Ranch Drive

Longmont, CO 80503

Re:	Registration Statement on Form S-3 of Smart Balance, Inc.

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters of Delaware law in connection with the above-captioned Registration Statement on Form S-3 (the “Registration Statement”) to be filed by Smart Balance, Inc., a Delaware corporation (formerly known as Boulder Specialty Brands, Inc.) (the “Company”), with the United States Securities and Exchange Commission (the “Commission”) with respect to (i) up to 14,410,188 issued and outstanding shares (the “Issued Shares”) of Common Stock, par value $0.0001 per share of the Company (the “Common Stock”), (ii) up to 15,388,889 shares (the “Conversion Shares”) of Common Stock issuable upon (a) the conversion of outstanding shares of Series A Convertible Preferred Stock, par value $0.0001 per share, of the Company (the “Series A Preferred Shares”), or (b) the exercise of outstanding warrants (the “Warrants”) to purchase Common Stock pursuant to the Common Stock Warrant (as defined herein), and (iii) 44,611,111 shares (the “Reserved Shares”) of Common Stock reserved to be issued upon conversion of the Series A Preferred Shares or exercise of the Warrants under certain circumstances, that may be offered from time to time by the selling stockholders identified in the Registration Statement, or their pledgees, donees, transferees or other successors in interest.

In rendering this opinion, we have examined and relied upon the following documents in the forms provided to us by or on behalf of the Company: (i) a certified copy of the Certificate of Incorporation of the Company filed with the Office of the Secretary of State of the State of Delaware (the “State Office”) on May 31, 2005 (the “Company Certificate”); (ii) a certified copy of the Restated Certificate of Incorporation of the Company filed with the State Office on May 21, 2007 (the “Restated Certificate”); (iii) the Bylaws of the Company; (iv) resolutions of the Board of Directors of the Company adopted on May 14, 2007; (v) a certified copy of the Certificate of Merger of BSB Acquisition Co., Inc. with and into GFA Holdings, Inc. filed with the State Office on May 21, 2007; (vi) the Form of Warrant to purchase Common Stock (the “Common Stock Warrant”); (vii) the Securities Purchase Agreement by and among the purchasers listed on the signature pages thereof and the Company, dated September 25, 2006, as amended pursuant to a Letter Agreement dated as of February 15, 2007 (as so amended, the “Agreement” and, together with the Common Stock Warrant, the “Transaction Documents”); (viii) a certificate of good standing for the Company, dated as of a recent date, from the State Office; (xi) the form of stock certificate representing the Issued Shares; and (x) a certificate of an officer of the Company.

In such examinations, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies of drafts and the legal capacity of natural persons to complete the execution of documents. We have further assumed for the purposes of this opinion: (i) the due formation or organization, valid existence and good standing of each entity (other than the Company) that is a party to any of the documents reviewed by us under the laws of the jurisdiction of its formation or organization; (ii) the due authorization, execution and, as applicable, delivery of the documents reviewed by us by each of the parties thereto (other than the Company); (iii) that each of the

Smart Balance, Inc.

July 10, 2007

Transaction Documents constitutes a legal, valid and binding obligation of each of the parties thereto, and is enforceable against each of the parties thereto in accordance with its terms; (iv) that the documents examined by us (a) set forth the entire understanding of the parties thereto with respect to the subject matter thereof and (b) have not been amended, supplemented or otherwise modified; (v) that the Exercise Price (as that term is defined in the Common Stock Warrant) or any amount in lieu thereof as provided in Section 3 of the Common Stock Warrant, shall be at least equal to the par value of a share of Common Stock to be issued upon exercise thereof; and (vi) that the Reserved Shares will only be issued in connection with the conversion of the Series A Preferred Shares or the exercise of the Warrants in accordance with the terms of the Series A Preferred Shares and the Warrants, respectively. We have not reviewed any documents other than those identified above in connection with this opinion, and we have assumed that there are no other documents that are contrary to or inconsistent with the opinions expressed herein. No opinion is expressed herein with respect to the requirements of, or compliance with, federal or state securities or blue sky laws. As to any facts material to our opinion, other than those assumed, we have relied, without independent investigation, on the above-referenced documents and the accuracy, as of the date hereof, of the matters therein contained and have assumed that there will be no material change in the facts therein contained any time prior to the issuance of the Conversion Shares or the Reserved Shares.

We note that we have been retained to act as special Delaware counsel for purposes of rendering the opinions expressed herein. We are not regular counsel to the Company and we are not generally informed as to its business affairs. We express no opinion herein as to any laws other than the laws of the State of Delaware.

Based upon and subject to the foregoing, and limited in all respects to matters of Delaware law, it is our opinion that:

1. The Issued Shares are duly authorized, validly issued, fully paid and nonassessable.

2. The Conversion Shares and the Reserved Shares, when issued, sold and delivered against payment therefor, if any, in accordance with the provisions of the Agreement, the Restated Certificate and the Warrants, as applicable, and upon issuance of a stock certificate in proper form, will be duly authorized, validly issued, fully paid and nonassessable.

This opinion speaks only as of the date hereof and is based on our understandings and assumptions as to the present facts and our review of the above-referenced documents and the application of Delaware law as the same exist on the date hereof, and we undertake no duty to update or supplement this opinion for the benefit of any person or entity with respect to any facts or circumstances that may hereafter come to our attention or any changes in facts or law that may hereafter occur or take effect. We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement and to the reference to our firm under the heading “Legal Matters” in the Prospectus forming a part hereof. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission.

Very truly yours,

/s/ Morris, Nichols, Arsht & Tunnell LLP